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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Scott McClendon             Vernon A. LoForti
           President & CEO             Vice President & CFO
           (619) 571-5555              (619) 571-5555


                    OVERLAND DATA ANNOUNCES THIRD QUARTER RESULTS
                              AND STOCK PURCHASE PROGRAM


SAN DIEGO, California, April 15, 1997 - Overland Data, Inc. (NMS:OVRL) today reported results for its third fiscal quarter ended March 31, 1997. Revenues for the quarter increased 41% to $15.4 million compared to $10.9 million in the same period of the prior year. Net income more than doubled to $797,000, or $.09 per share, compared to $284,000, or $.04 per share, in the prior year.

For the nine months ended March 31, 1997, revenues of $42.6 million were up 25% from $34.2 million in the same period of the prior year. Net income for the nine months amounted to $2.2 million, or $.25 per share, compared to $1.4 million, or $.18 per share, in the prior year.

Commenting on the Company's performance, Scott McClendon, Overland's President & CEO, stated, "We are pleased with our first quarterly results as a public company. We have a strong base of highly reliable products and continue to introduce follow-on and new products to complement them. Our award winning DLT-based LibraryXpress products, which have now been shipping for a full year, have received wide acceptance in the marketplace and we are working on solid opportunities for them over the next few quarters."

Overland also reported that its Board of Directors has authorized a program to purchase up to 500,000 shares of its common stock in the open market. The Company intends to use such shares to lessen the dilutive impact on earnings per share of its employee stock benefit plans. The program will be implemented after April 17, 1997 which marks the end of the Company's internally imposed blackout period for its third fiscal quarter.

Overland Data is a technology leader in high-performance scaleable tape solutions for high-capacity backup, interchange, HSM and archival storage. The Company offers three complete technology choices: DLT, 18- and 36-track, and 9-track, designed for workstations, networks and midrange systems. Overland's award-winning products meet the needs of end users, distributors and OEMs in industries worldwide.

                                 -- Table Follows --

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THE INFORMATION CONTAINED IN THIS PRESS RELEASE INCLUDES FORWARD LOOKING
STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE SET FORTH IN THE "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND OTHER SECTIONS OF THE PROSPECTUS DATED FEBRUARY 21, 1997 INCLUDED IN THE COMPANY'S REGISTRATION STATEMENT NO. 333-18583 ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

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                              OVERLAND DATA, INC.
                    CONSOLIDATED STATEMENTS OF OPERATION
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                         MARCH 31               MARCH 31
                                   --------------------   --------------------
                                     1997        1996       1997        1996
                                   --------    --------   --------    --------
Net sales. . . . . . . . . . . . . $ 15,404    $ 10,889   $ 42,637    $ 34,208
Cost of goods sold . . . . . . . .   10,167       7,254     27,588      22,633
                                   --------    --------   --------    --------
Gross profit . . . . . . . . . . .    5,237       3,635     15,049      11,575
                                   --------    --------   --------    --------

Operating expenses:
   Sales and marketing . . . . . .    1,738       1,542      5,296       4,410
   Research and development. . . .      993         858      3,088       2,766
   General and administrative. . .    1,189         742      2,938       2,143
                                   --------    --------   --------    --------
      Total expenses . . . . . . .    3,920       3,142     11,322       9,319
                                   --------    --------   --------    --------

Operating income . . . . . . . . .    1,317         493      3,727       2,256
Other income (expense), net. . . .       12         (44)      (117)       (81)
                                   --------    --------   --------    --------
Income before income taxes . . . .    1,329         449      3,610       2,175
Income taxes . . . . . . . . . . .      532         165      1,445         779
                                   --------    --------   --------    --------
Net income . . . . . . . . . . . . $    797    $    284   $  2,165    $  1,396
                                   --------    --------   --------    --------
                                   --------    --------   --------    --------

Net income per share . . . . . . . $   0.09    $   0.04   $   0.25    $   0.18
                                   --------    --------   --------    --------
                                   --------    --------   --------    --------

Shares used in computing
   net income per share. . . . . .    9,343       8,033      8,602       7,840
                                   --------    --------   --------    --------
                                   --------    --------   --------    --------